U-HAUL HOLDING COMPANY 5555 Kietzke Lane, Suite 100 Reno, Nevada 89511

December 20, 2022

Ladies and Gentlemen:

I am Secretary of U-Haul Holding Company, a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the preparation and filing of the registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) on December 20, 2022, with respect to the issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount and aggregate offering price of the Company’s:

  common stock, par value $0.25 per share (the “Voting Common Stock”);

  common stock, par value $0.001 per share (the “Non-Voting Common Stock”);

  preferred stock, no par value per share, (the “Preferred Stock”); and

  debt securities (the “Debt Securities”).

Collectively, the Voting Common Stock, the Non-Voting Common Stock, the Preferred Stock and the Debt Securities are referred to herein as the “Securities.”

In providing this opinion, I have relied as to certain matters on information obtained from public officials and from officers, management and other representatives of the Company. I have been advised by the Company and, for purposes of this opinion, have assumed, that:

  The rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges of each series of Preferred Stock will be set forth in a certificate of designation to be approved by the Company’s board of directors, or in an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), to be approved by the Company’s board of directors and stockholders, and that one or both of these documents will be filed either as an exhibit to an amendment to the Registration Statement to be filed after the date of this opinion or as an exhibit to a Current Report on Form 8-K to be filed after the Registration Statement has become effective;

  The Debt Securities will be issued pursuant to an indenture between the Company and U.S. Bank Trust Company, National Association (the “Trustee”), a form of which has been (i) filed as an exhibit to this Registration Statement and (ii) qualified under the Trust Indenture Act of 1939, as amended;

  The particular terms of any Debt Securities to be issued will be set forth in a supplement to the prospectus forming a part of the Registration Statement; and

  The number of shares of Voting Common Stock, Non-Voting Common Stock and Preferred Stock to be offered and sold subsequent to the date hereof under the Registration Statement, together with the number of shares of Voting Common Stock, Non-Voting Common Stock and Preferred Stock of the same class issuable upon exercise, conversion or exchange of any Securities will not, in the aggregate, exceed the number of shares of each such class of Voting Common Stock, Non-Voting Common Stock or Preferred Stock authorized in the Articles of Incorporation.

As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, I advise you of the following opinions:

  The Voting Common Stock and Non-Voting Common Stock will be validly issued, fully paid and nonassessable, assuming that (i) the Company’s board of directors or an authorized committee thereof will have specifically authorized the issuance of such Voting Common Stock and Non-Voting Common Stock in exchange for consideration that the board of directors or such committee determines as adequate and in excess of the par value of such Voting Common Stock and Non-Voting Common Stock (“Common Stock Authorizing Resolutions”), and (ii) the Company has received the consideration provided for in the applicable Common Stock Authorizing Resolutions.

  The Preferred Stock will be validly issued, fully paid and nonassessable, assuming that (i) the Company’s board of directors or an authorized committee thereof will have specifically authorized the issuance of such Preferred Stock in exchange for consideration that the board of directors or such committee determines as adequate and in excess of the par value of such Preferred Stock (“Preferred Stock Authorizing Resolutions”), (ii) the rights, preferences, privileges and restrictions of the Preferred Stock have been established in conformity with applicable law, (iii) an appropriate certificate of designation approved by the Company’s board of directors, or an amendment to the Company’s Articles of Incorporation approved by the Company’s board of directors and stockholders, has been filed with the State of Nevada, (iv) the terms of the offer, issuance and sale of shares of such class or series of Preferred Stock have been duly established in conformity with the Company’s Articles of Incorporation and Bylaws (the “Bylaws”), and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (v) the Company has received the consideration provided for in the applicable Preferred Stock Authorizing Resolutions.

  The Debt Securities will constitute valid and legally binding obligations of the Company, assuming that (i) the Company’s board of directors or an authorized committee thereof will have specifically authorized the issuance of such Debt Securities in exchange for consideration that the board of directors or such committee determines as adequate (“Debt Securities Authorizing Resolutions”), (ii) the applicable indenture conforms with applicable law and is enforceable in accordance with its terms, (iii) the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the applicable indenture, the Company’s Articles of Incorporation and Debt Securities Authorizing Resolutions and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) such Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and offered, issued and sold as contemplated in the Registration Statement, and (v) the Company has received the consideration provided for in the applicable Debt Securities Authorizing Resolutions.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

The foregoing opinions are limited to the laws of the State of Nevada, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Laurence J. De Respino

Laurence J. De Respino, Secretary